Exhibit 99.1

Catalyst Health Solutions Reports First Quarter 2009 Results

First Quarter Revenues Up 20% to $703 Million

Net Income Increases 19% to $0.32 per Diluted Share

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ROCKVILLE, MD, May 5, 2009 — Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management company, today announced its financial results for the quarter ended March 31, 2009. The Company reported revenue of $703.3 million and net income of $13.8 million, or $0.32 per diluted share compared to quarterly revenue of $588.6 million and net income of $11.6 million, or $0.27 per diluted share in the prior year.

“We are pleased with the Company’s financial performance; first quarter earnings and revenues reached our financial targets,” stated David T. Blair, Chief Executive Officer of Catalyst. “Driven by new business wins and expanding operating margins, the Company continues to produce significant earnings growth.”

The Company confirms that it is tracking towards its previously stated guidance of $3.0 billion in revenue and earnings between $1.35 and $1.45 per share.

In addition, the Company has sold new business representing approximately 100,000 lives with mid-year effective dates. “Looking forward we are encouraged by steady sales momentum across all of our market segments and our industry-leading client retention continues to validate our strategy of providing superb customer service,” added Blair.

First Quarter Results

Revenue for the first quarter increased by $114.7 million, or 19.5%, to $703.3 million from $588.6 million in the prior year’s comparable quarter. Total claims processed in the first quarter increased to 13.8 million from 12.8 million for the same period in 2008. The increase in prescription volume was primarily due to the addition of new clients.

Gross profit for the first quarter increased $9.9 million, to $41.1 million or 5.8% of revenue compared to $31.2 million, or 5.3% of revenue, in the first quarter of the prior year.

First quarter operating income increased 30.1% to $21.8 million from $16.8 million in the first quarter of 2008. The increase in operating income was primarily due to the increase in gross profit, offset by a $4.9 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs to implement and serve new clients, as well as consolidating the results from the Company’s recent acquisitions.

Net income for the first quarter of 2009 was $13.8 million, or $0.32 per diluted share, compared to the prior year’s net income of $11.6 million, or $0.27 per diluted share.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than five million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2008 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Source: Catalyst Health Solutions, Inc.

Catalyst Health Solutions, Inc.

Hai Tran, 301-548-2900

htran@chsi.com

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2009	2008
Revenue (excludes member co-payments of $202,425 and $190,612 for the three months ended March 31, 2009 and 2008, respectively)	$703,272	$588,644

Direct expenses	662,142	557,451
Selling, general and administrative expenses	19,319	14,429

Total operating expenses	681,461	571,880

Operating income	21,811	16,764
Interest and other income (expense), net	193	1,862

Income before income taxes	22,004	18,626
Income tax expense	8,186	7,022

Net income	$13,818	$11,604

Net income per share, basic	$0.32	$0.27
Net income per share, diluted	$0.32	$0.27
Weighted average shares of common stock outstanding, basic	42,935	42,219
Weighted average shares of common stock outstanding, diluted	43,631	43,384

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands, except percentages)

(Unaudited)

	For the three months ended March 31,
	2009	2008
Retail prescriptions	13,265	12,438
Total mail-order prescriptions	507	402

Total prescriptions	13,772	12,840
Total adjusted prescriptions(1)	14,786	13,644

Adjusted mail-order penetration %(2)	10%	9%
Generic utilization %	67%	62%

Gross profit	$41,130	$31,193
Operating income	21,811	16,764
Depreciation & amortization	2,745	2,057

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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